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                                                              Exhibit (a)(1)(v)

    FORM OF COMMUNICATION TO ELIGIBLE AND PARTICIPATING KPMG CONSULTING, INC.
               OPTIONHOLDERS CONFIRMING RECEIPT OF ELECTION FORM


To:           Eligible and Participating KPMG Consulting, Inc. Optionholders
From:         Linda Chan, Stock Plan Manager
Date:         February ___, 2002
Re:           Confirmation of Receipt of Election Form Electing to Tender

     This message confirms that we have received your Election Form in which you elect to tender your eligible options. Pursuant to the offer to exchange and the Election Form, if your Election Form is properly completed, we will accept your options elected for exchange at 12:00 Midnight, Eastern Standard Time, on Friday, March 1, 2002, unless this offer is extended by KPMG Consulting in its sole discretion. Unless you withdraw your elected options by providing us a properly completed Notice of Withdrawal in accordance with the provisions of the Offer to Exchange before this time (or, if this offer is extended, before the new expiration time), we will cancel all options that you have properly elected to exchange. If you do not withdraw your elected options and we accept your options for exchange, shortly following the expiration of this offer we will provide you with a Rights Letter confirming that your options have been accepted for exchange and have been canceled. New options will be granted to you in exchange for the options we cancel on a specified date (the "replacement grant date") that is at least six (6) months and one (1) day from the date we cancel the options elected for exchange, subject to your continuing to be an employee of KPMG Consulting or one of its subsidiaries and subject to the other terms and conditions of the offer. The terms of your replacement options will be the same as the terms of your canceled options, except that (1) the exercise price of the replacement options will be equal to 110% of the last sale price of KPMG Consulting Common Stock on the replacement grant date, (2) the replacement options will expire 10 years after the date they are granted, and (3) the replacement options will, subject to the terms and conditions of a new option grant agreement and award notice, vest 1/3 on each of the first three anniversaries of the date the replacement options are granted, regardless of the vesting schedule that was applicable to the eligible options tendered in exchange and regardless of whether or not your eligible options were fully or partially vested.

     If you have any questions, please contact me at 212-872-4394 or send your questions to US-optionexchange@kpmg.com.